Exhibit 23.1

The accompanying consolidated financial statements give effect to (1) a 3,022,259.23-for-1 stock split of the outstanding common stock of GrafTech International Ltd. (the “Company”) that will be effected prior to the effectiveness of the registration statement of which this prospectus is a part and (2) the Amended and Restated Certificate of Incorporation of the Company, which will be adopted prior to the effectiveness of the registration statement of which this prospectus is a part. The consent below is in the form which will be furnished by Deloitte & Touche LLP, an independent registered public accounting firm, upon the effective date of the stock split of the Company’s outstanding common stock, which is described in Note 16 to the consolidated financial statements, and the adoption of the Amended and Restated Certificate of Incorporation, and assuming that from March 5, 2018 to the date of such completion, no other material events have occurred that would affect the accompanying consolidated financial statements and notes thereto.

/s/ DELOITTE & TOUCHE LLP

Cleveland, Ohio

April 3, 2018

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to Registration Statement No. 333-223791 of our report dated March 5, 2018 (April   , 2018 as to the effects of the stock split described in Note 16), relating to the consolidated financial statements of GrafTech International Ltd. and subsidiaries appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

Cleveland, Ohio

April     , 2018